As filed with the Securities and Exchange Commission on September 1, 2017

Registration No.: 333- ____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INUVO, INC.
(Exact name of registrant as specified in its charter)

Nevada	87-0450450
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 President Clinton Avenue, Suite 300, Little Rock, AR	72201
(Address of Principal Executive Offices)	(Zip Code)

2017 Equity Compensation Plan
(Full title of the plan)

John B. Pisaris, Esq. General Counsel Inuvo, Inc. 500 President Clinton Avenue, Suite 300 Little Rock, AR 72201
(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

With a copy to:
Brian A. Pearlman, Esq. Pearlman Law Group LLP 200 South Andrews Avenue, Suite 901 Fort Lauderdale, FL 33301 (954) 880-9484

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common stock, par value $0.001 per share	2,000,000	$1.03	$2,060,000	$238.75

(1)    Represents shares of common stock reserved for issuance under the Inuvo, Inc. 2017 Equity Compensation Plan (the "Plan"). To the extent permitted by Rule 416, this registration statement also covers an indeterminate number of additional shares of common stock of Inuvo, Inc. as may be issuable as a result of the anti-dilution provisions pursuant to future stock splits, stock dividends or similar transactions.

(2)    Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low prices per share of the registrant’s common stock as reported on the NYSE American on August 29, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Inuvo, Inc. will send or give to all participants in the Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428, the registrant has not filed such document(s) with the Securities and Exchange Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

Item 3.        Incorporation of Documents by Reference.

The following documents, which have previously been filed by us, as specified, with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (filed on February 16, 2017);

•	Quarterly Report on Form 10-Q for the period ended June 30, 2017 (filed August 8, 2017);

•	Reports on Form 8-K (including 8-K/A) filed on February 27, 2017, March 30, 2017, April 13, 2017, June 7, 2017 and June 19, 2017; and

•
The description of our common stock that is contained in our registration statement on Form 8-A, filed with the Securities and Exchange Commission on February 28, 2005, as amended on February 29, 2008 (File No. 1-32442) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel.

Not applicable.

Item 6.        Indemnification of Directors and Officers.

Under our Articles of Incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

●	a breach of the director's duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;

●	a transaction from which our director received an improper benefit; or

●	an act or omission for which the liability of a director is expressly provided under Nevada law.

In addition, our bylaws provides that we must indemnify our officers and directors to the fullest extent permitted by Nevada law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

Item 7.        Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

Exhibit No.	Description
5.1	Opinion of Pearlman Law Group LLP *
10.1	2017 Equity Compensation Plan *
23.1	Consent of Mayer Hoffman McCann P.C. *
23.2	Consent of Pearlman Law Group LLP (included in Exhibit 5.1 hereof)*
24.1	Power of Attorney of Charles D. Morgan *
24.2	Power of Attorney of Charles L. Pope *
24.3	Power of Attorney of Patrick Terrell *
24.4	Power of Attorney of Gordon J. Cameron *
24.5	Power of Attorney of G. Kent Burnett *

*	Filed herewith.

Item 9.        Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas on September 1, 2017.

Inuvo, Inc.

By: /s/ Richard K. Howe
Richard K. Howe, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard K. Howe Richard K. Howe	Chief Executive Officer, directors, principal executive officer	September 1, 2017

/s/ Wallace D. Ruiz Wallace D. Ruiz	Chief Financial Officer, principal financial and accounting officer	September 1, 2017

/s/ * Charles D. Morgan	Director	September 1, 2017

/s/ * Charles L. Pope	Director	September 1, 2017

/s/ * Patrick Terrell	Director	September 1, 2017

/s/ * Gordon J. Cameron	Director	September 1, 2017
s/ * G. Kent Burnett	Director	September 1, 2017